EXHIBIT 21.1
APYX MEDICAL CORPORATION
SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Bovie Holdings, Inc.	Delaware
BVX Holdings LLC	Delaware
Apyx Bulgaria EOOD	Bulgaria
Apyx China Holding Corp.	Delaware